Exhibit T3A.2.89

08/17/2014 11:49 SKARDEL LLC → 13027393673	NO.969 002

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 08/18/2014
FILED 11:51 AM 08/18/2014
SRV 141080174 - 5586361 FILE

CERTIFICATE OF FORMATION

OF

REDICLINIC OF PA, LLC

1.            The name of the limited liability company is RediClinic of PA, LLC.

2.            The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 18th day of August, 2014.

By:	/s/ Mark Strassler
Name:	Mark Strassler
Title:	Authorized Person